Exhibit 99.1

NEWS RELEASE	#15-09

CARBO Announces Second Quarter 2015 Results

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Quarterly revenues of $73.3 million, essentially flat sequentially.

•	Ceramic proppant sales volumes increased 7% sequentially.

•	Cash preservation and cost reduction efforts yielding positive operating cash flows.

•	GAAP net loss of $17.0 million, or a loss of $0.74 per share.

•	This net loss includes $7.6 million, or $0.33 per share, of after-tax costs primarily associated with slowing and idling production.

HOUSTON, TX (July 30, 2015) – CARBO Ceramics Inc. (NYSE: CRR) today reported a GAAP net loss of $17.0 million, or a loss of $0.74 per share, on revenues of $73.3 million for the quarter ended June 30, 2015. This net loss includes $7.6 million, or $0.33 per share, of after-tax costs primarily associated with slowing and idling production.

CEO Gary Kolstad commented, “We are pleased to see our ceramic proppant sales volumes increased 7% sequentially, despite an average North American rig count that declined 40% sequentially. The industry environment remains extremely challenging, but we are making progress in several areas. We continue to create opportunities to help E&P operators make better wells through the application of our existing and new technologies, thereby increasing estimated ultimate recovery (EUR) and lowering their finding and development costs.

“CARBO expanded the boundaries of proppant technology as we successfully employed KRYPTOSPHERE® HD and SCALEGUARD® technologies in a challenging deep well environment, the Lower Tertiary formation in the Gulf of Mexico. Both of these technologies, KRYPTOSPHERE and SCALEGUARD, continue to garner interest across a number of the oil and gas plays in the industry.

“Developing and delivering leading technologies is a core focus of CARBO. Incorporating these technologies into our Design, Build, and Optimize the Frac® platform allows E&P operators to increase well production and EUR. This synergistic platform is being recognized within the E&P community as it helps lower finding and development costs, reduce costly workovers and minimize lost production. The deployment of new technologies during the second quarter is a testament of E&P operators’ desire to improve reservoir recovery.

“We continue to execute on our cash preservation and cost reduction efforts. Idling our production facilities over the last quarter to lower inventory, along with our cost reduction efforts, has reduced working capital, produced positive operating cash flows and helped maintain the strength of our balance sheet. Toward the end of the second quarter, we started bringing production back online, albeit at reduced levels. We are also pleased that we reached an agreement with our lender to amend our credit facility and believe it should provide the additional flexibility needed to navigate the downturn,” Mr. Kolstad said.

CARBO Ceramics Second Quarter 2015 Earnings Release July 30, 2015 Page 2

Second Quarter Results

Revenues for the second quarter of 2015 decreased 59%, or $103.3 million, compared to the second quarter of 2014. The decrease was mainly attributable to a decrease in ceramic proppant and resin coated sand sales volumes (as specified in the Proppant Sales Volumes table below) in conjunction with market-driven reductions in the average selling prices.

Operating loss for the second quarter of 2015 was $24.9 million compared to an operating profit of $34.1 million in the second quarter of 2014. The decrease was mainly attributable to the decrease in ceramic proppant sales volumes and a decrease in average proppant selling price. In addition, the Company expensed $11.2 million in unabsorbed production costs as a result of low production levels and idled facilities. These miscellaneous charges and other production costs are presented in the tables below. The impact of these items was partially offset by SG&A cost cutting measures implemented in early 2015.

Net loss for the second quarter of 2015 was $17.0 million, compared to net income of $23.0 million in the second quarter of 2014.

Proppant Sales Volumes (in million lbs)	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014

Ceramic	190	454
Resin Coated Sand	10	43
Northern White Sand	258	271

Total	458	768

Summary of Other Production Costs and Miscellaneous Charges

Other Production Costs (In thousands)	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014

Slowing and idling production	$11,208	$—
Tax effect of other production costs	(3,923)	—

Total	$7,285	$—

Miscellaneous Charges (In thousands)	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014

Loss on Derivative Instruments	$58	$—
Severance	318	—
Tax effect of miscellaneous charges	(21)	—

Total	$355	$—

CARBO Ceramics Second Quarter 2015 Earnings Release July 30, 2015 Page 3

Technology and Business Highlights

•	As announced in June, both KRYPTOSPHERE HD and recently commercialized KRYPTOSPHERE SCALEGUARD were successfully employed by a major E&P operator in the Gulf of Mexico’s Lower Tertiary trend, marking the largest and deepest job for these proprietary technologies to date. To address the operator’s production challenges, CARBO engineered a tailored solution for their deepwater well by incorporating these two innovative technologies. Combining KRYPTOSPHERE HD and SCALEGUARD enabled the operator to both maximize conductivity and scale-control.

•	CARBONRT® use and client base continues to expand internationally. This inert detection technology was used to measure the propped fracture height near the wellbore and verify propped fracture containment within target formations. During the quarter, the technology was deployed in Australia, India and New Zealand.

•	A Marcellus E&P operator is conducting a field trial of a new tracer proppant in its stimulation program to determine perforation cluster efficiency. The new product utilizes NRT technology with a new manufacturing process, enabling it to be used with all proppants, including sand, thereby increasing applications to all fracs. This was the first horizontal well application in North America and will help the operator optimize its completion design, thus increasing EUR.

•	SCALEGUARD use was expanded in the Permian basin. An independent E&P operator incorporated the scale inhibiting technology into its stimulation design on four wells to alleviate long-term scaling issues commonly associated with the San Andres formation.

•	SCALEGUARD was also used for the first time in the southern portion of the Eagle Ford basin. An independent E&P operator used the technology as part of its completion program on two wells. Early production performance data shows a dramatic improvement in the gas decline curve in comparison to offset wells as a result of the elimination of scale previously inhibiting flow in the proppant pack.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “As it appears the rig count may be stabilizing, and with E&P operators having seen large well cost reductions, we are cautiously optimistic on the opportunities for increases in our new technology sales. Base ceramic proppant sales volumes may remain stable in the third quarter of 2015. Imports of the low-quality, Chinese ceramic proppant have subsided this year; however, we believe the inventory of imported ceramic proppant in the U.S. may still be at levels that keep pressure on pricing.

“In the last several quarters, we have seen experimentation by operators using large amounts of sand to frac wells. Given the time that has elapsed, there is increasing evidence in the production data that suggests using large amounts of sand is not the best approach to optimize the frac when certain reservoir conditions exist. In addition, we have started to see clients returning to ceramic proppant in their completions after having gone through periods of experimentation with other completion techniques. From a technical viewpoint, low permeability reservoirs need both large reservoir contact area and high conductivity fracs to optimize the completion. Using large amounts of sand only addresses one part (i.e., contact area), and as a result, conductivity in the fractures suffers, reducing

CARBO Ceramics Second Quarter 2015 Earnings Release July 30, 2015 Page 4

recovery. In fact, a leading operator recently made a presentation that showed through production studies they can increase EUR for approximately $5 per incremental barrel by optimizing their completions, in part with ceramic proppant.

“As an industry, we are only recovering a minimal amount of the oil and gas in these unconventional reservoirs. We have to do better, and we believe CARBO has an integral role to play in the evolution and delivery of production enhancement technologies. We will continue our technical marketing campaign, centered on the Design, Build, and Optimize the Frac platform, which provides our clients with the technical expertise, technology products, and services to make better wells, increase production, and lower their finding and development costs and lease operating expense.

“Notwithstanding the challenging base ceramic proppant market, our new proppant technologies are making inroads within the industry. Another Gulf of Mexico KRYPTOSPHERE and SCALEGUARD job is scheduled for the third quarter, and we expect additional sales of these new proppant technologies in the quarters ahead. We are working diligently to add KRYPTOSPHERE manufacturing capacity to meet increased demand for the product. The first phase of our retrofit to an existing facility is expected to start production by the end of the third quarter of 2015. When the second phase of the retrofit is completed in early 2016, annual KRYPTOSPHERE capacity will total 250 million pounds. Field trials for additional new proppant technologies are ongoing and nearing completion. We will provide more details once the evaluations of the new technologies are complete.

“Our efforts to date on our cash preservation and cost reduction initiatives continue to yield positive results. Going forward, we remain focused on maintaining a strong balance sheet and generating positive operating cash flows in the second half of the year,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss CARBO’s second quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern). Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference by accessing the following website:

http://dpregister.com/10068803

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (877) 232-2832 (for U.S. callers), (855) 669-9657 (for Canadian callers) or (412) 542-4138 (for international callers) and ask for the “CARBO Ceramics” call. The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through August 6, 2015 at 9:00 a.m. Eastern Time. To access the replay, please dial (877)-344-7529 (for U.S. callers), (855) 669-9658 (for Canadian callers) or (412) 317-0088 (for international callers). Please reference conference number 10068803. Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

CARBO Ceramics Second Quarter 2015 Earnings Release July 30, 2015 Page 5

About CARBO

CARBO focuses on integrating technologies to produce engineered solutions in its Design, Build, and Optimize the Frac technology businesses, delivering important value to E&P operators by increasing well production and EUR.

For more information, please visit www.carboceramics.com.

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the demand for, or price of, oil and natural gas, changes in the cost of raw materials and natural gas used in manufacturing our products, risks related to our ability to access needed cash and capital, our ability to meet our current and future debt service obligations, including our ability to maintain compliance with our debt covenants, our ability to manage distribution costs effectively, changes in demand and prices charged for our products, risks of increased competition, technological, manufacturing, distribution and product development risks, our dependence on and loss of key customers, changes in foreign and domestic government regulations, including environmental restrictions on operations and regulation on hydraulic fracturing, changes in foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

CARBO Ceramics Second Quarter 2015 Earnings Release July 30, 2015 Page 6

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$73,252	$176,561	$146,999	$325,125
Cost of sales	83,554	122,913	183,299	227,113

Gross (loss) profit	(10,302)	53,648	(36,300)	98,012
SG&A and other operating expenses	14,615	18,728	31,129	35,681
Start-up costs	—	811	—	811

Operating (loss) profit	(24,917)	34,109	(67,429)	61,520
Other (expense) income, net	(4)	200	(136)	292

(Loss) income before income taxes	(24,921)	34,309	(67,565)	61,812
Income tax (benefit) expense	(7,917)	11,292	(21,959)	20,368

Net (loss) income	$(17,004)	$23,017	$(45,606)	$41,444

(Loss) earnings per share:
Basic	$(0.74)	$1.00	$(1.98)	$1.79

Diluted	$(0.74)	$1.00	$(1.98)	$1.79

Average shares outstanding:
Basic	22,999	22,948	22,987	22,948

Diluted	22,999	22,948	22,987	22,948

Depreciation and amortization	$14,012	$11,903	$27,006	$23,706

Supplemental Income Statement

(Break-out of other production costs and miscellaneous charges)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
	(In thousands)		(In thousands)
Revenues	$73,252	$176,561	$146,999	$325,125
Cost of sales	72,130	122,913	141,900	227,113
Slowing and idling production	11,208	—	19,629	—
Loss on derivative instruments	58	—	12,605	—
Lower of cost or market and other inventory adjustments	—	—	4,372	—
Severance	158	—	4,793	—

Gross (loss) profit	(10,302)	53,648	(36,300)	98,012
SG&A and other operating expenses	14,455	18,728	29,649	35,681
Start-up costs	—	811	—	811
Severance	160	—	1,480	—

Operating (loss) profit	(24,917)	34,109	(67,429)	61,520
Other (expense) income, net	(4)	200	(136)	292

(Loss) income before income taxes	(24,921)	34,309	(67,565)	61,812
Income tax (benefit) expense	(7,917)	11,292	(21,959)	20,368

Net (loss) income	$(17,004)	$23,017	$(45,606)	$41,444

CARBO Ceramics Second Quarter 2015 Earnings Release July 30, 2015 Page 7

Balance Sheet Information

	June 30, 2015	December 31, 2014
	(In thousands)
Assets
Cash and cash equivalents	$106,584	$24,298
Deferred income taxes	37,012	11,348
Other current assets	193,601	301,965
Property, plant and equipment, net	574,466	568,716
Goodwill	12,164	12,164
Intangible and other assets, net	20,872	15,735

Total assets	$944,699	$934,226

Liabilities and Shareholders’ Equity
Bank borrowings	$95,000	$25,000
Derivative instruments (current)	5,941	—
Other current liabilities	32,560	52,415
Deferred income taxes	82,905	80,754
Derivative instruments (long-term)	5,017	—
Shareholders’ equity	723,276	776,057

Total liabilities and shareholders’ equity	$944,699	$934,226

Contact:

Mark Thomas, Director, Investor Relations

(281) 921-6458